Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated March 23, 2009, relating to the consolidated financial statements and financial statement schedule of Grubb & Ellis Apartment REIT, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Grubb & Ellis Apartment REIT, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
June 15, 2009